FOR IMMEDIATE RELEASE	CONTACT:	Kris Kagel JCPR (973) 850-7312 kkagel@jcprinc.com

LADENBURG THALMANN COMPLETES KMS FINANCIAL SERVICES ACQUISITION

Transaction Strengthens Ladenburg’s Presence in the Pacific Northwest; Adds over $14 Billion in Client Assets, Approximately 325 Independent Financial Advisors and $84 Million in Revenue

Miami, FL—October 16, 2014—Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) (“Ladenburg”), a publicly-traded diversified financial services company, announced today it has completed its previously announced acquisition of KMS Financial Services, Inc. (“KMS”), a leading Seattle-based independent broker-dealer and investment advisor with a strong presence in the Pacific Northwest.

Founded in 1971, KMS has approximately 325 independent financial advisors with over $14 billion in client assets and revenues of approximately $84 million for the 12 months ended June 30, 2014. Mark Hamby, KMS’s Chairman and CEO, Eric Westberg, its President and COO, and the rest of the KMS management team will continue to operate KMS as a stand-alone business based in its current headquarters in Seattle, Washington.

“As part of Ladenburg, KMS’ best-in-class advisors will have access to our industry-leading platform of services, while at the same time maintaining their unique identity and culture that has made them so successful over the last 40 years,” said Richard Lampen, Ladenburg’s President and CEO.

“We are excited to be part of Ladenburg,” said Mark Hamby, Chairman and CEO of KMS. “Ladenburg’s record of helping firms like ours grow and remain competitive is second to none in our industry. Our employees and advisors can expect access to new tools and resources to grow both personally as well as professionally.”

About Ladenburg Thalmann

Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Investacorp, Inc. and KMS Financial Services, Inc. as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management, Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures and leadership. For more information, please visit www.ladenburg.com

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and future growth. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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